Exhibit 10.4.28
SALARY AND BONUS ARRANGEMENTS WITH EXECUTIVE OFFICERS AND TERMS OF FISCAL
2010 BONUS PLANS
On August 19, 2009, the Compensation Committee of the Board approved the base salaries and target bonus amounts under the Company’s fiscal 2010 Corporate Bonus Plan (the “Bonus Plan”) for the Company’s executive officers (the “Executive Officers”). The Bonus Plan is designed to establish a pool of funds (the “Bonus Pool”) to be available for making bonus payments to the Executive Officers as well as certain other employees of the Company if the Company, on a consolidated basis, achieves budgeted fiscal 2010 operating income (the “Financial Target”), as approved by the Board in connection with establishing the Company’s fiscal 2010 annual budget. The percentage achievement of the Financial Target (the “Funding Percentage”) determines the extent to which the Bonus Plan is funded, as follows: the Bonus Plan will be fully funded if the Company achieves 100% of the Financial Target or will be funded at reduced levels if the Company achieves 95%, 90%, 85% or 80% of the Financial Target. The Bonus Plan will not be funded if the Company achieves less than 80% of the Financial Target. The Board, in its discretion, may increase the size of the bonus pool if the Company achieves greater than 100% of the Financial Target. Each Executive Officer (other than Patti Hoffman, Interim Head of Human Resources) is entitled to a bonus amount equal to 70% of his or her target bonus amount multiplied by the Funding Percentage, plus an additional bonus amount equal to thirty percent 30% of his or her target bonus amount multiplied by the Funding Percentage based upon his or her level of achievement of individual qualitative strategic goals and other metrics, as determined by the Board, in its discretion, in the case of the Company’s Chief Executive Officer, and as determined by the Executive’s manager, in his or her discretion, in the case of the other Executive Officers.
The base salary and target bonus amounts (in U.S. dollars except as noted) for the Executive Officers are as follows:

Executive Officer	Base Salary	Target Bonus Amount
Kimberly Till (President and CEO)	$600,000	$600,000
Robert Cox (EVP, CFO and Treasurer)	$305,000	$152,500
George Terhanian (President, Global Solutions)	$300,000	$100,000
Enzo Micali (Global EVP, Operations and Technology)	$295,000	$118,000
Frank Forkin (President, North America Client Services)	$275,000	$110,000
Robert Salvoni (Managing Director, Europe)	160,000 (GBP)	64,000 (GBP)
Patti Hoffman (Interim Head of Human Resources)	$228,000	N/A
Eric Narowski (Principal Accounting Officer and SVP, Global Controller)	$174,300	$34,000